UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 25, 2021

MarineMax, Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Florida	1-14173	59-3496957
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2600 McCormick Drive, Suite 200, Clearwater, Florida		33759
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:		727-531-1700

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	HZO	New York Stock Exchange

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.	Submission of Matters to a Vote of Security Holders.

On February 25, 2021, the Company entered into Key Executive Retention Agreements with Charles Cashman, the Company’s Executive Vice President and Chief Revenue Officer, and Anthony Cassella, the Company’s Vice President and Chief Accounting Officer (the “Retention Agreements”). The Retention Agreements address compensation for each of Mr. Cashman and Mr. Cassella, including potential severance benefits. In addition, the Retention Agreements contain confidentiality, noncompetition and nonsolicitation covenants.

In the event that either Mr. Cashman or Mr. Cassella is terminated by the Company without “Good Cause” or either Mr. Cashman or Mr. Cassella terminate their employment with “Good Reason” (as such terms are defined in the Retention Agreements): (i) the Company shall pay a bi-weekly payment (every two weeks) for 18 months following such termination equal to the average of the base salary and cash bonus in the two prior full fiscal years divided by 26; (ii) stock options shall continue to vest and be exercisable for 18 months; and (iii) such executive shall receive all other accrued but unpaid benefits relating to vacations and other executive perquisites. In the event that either Mr. Cashman or Mr. Cassella is terminated within 12 months following a “Change in Control” (as defined in the Retention Agreements), the Company shall pay a bi-weekly (every two weeks) payment for 18 months following such termination equal to the average of the base salary and cash bonus in the three prior full fiscal years divided by 26. In the event of either Mr. Cashman's or Mr. Cassella’s disability: (i) the Company shall pay for one year to such executive a lump-sum payment equal to the average of the base salary and cash bonus in the two prior full fiscal years; and (ii) stock options shall vest and be exercisable for up to their full term, capped at such amount as to not incur any excise tax payments under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In the event of either Mr. Cashman's or Mr. Cassella’s death: (i) the Company shall pay to the estate of the relevant executive an amount equal to 150% of the relevant executive’s base salary at that time; and (ii) stock options shall vest and be exercisable for up to their full term, capped at such amount as to not incur any excise tax payments under the Code. Under any of the events described, restricted stock and/or restricted stock units held by such executive, which are not subject to any performance conditions for vesting, shall vest.

The above descriptions of the Retention Agreements are qualified by reference to the full texts of the agreements, copies of which are expected to be filed as exhibits to the Company’s Form 10-Q for the quarter ending March 31, 2021.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On February 25, 2021, the Company held its Annual Meeting to consider and vote upon the following proposals: (1) to elect three directors, each to serve for a three-year term expiring in 2024; (2) to approve (on an advisory basis) the Company’s executive compensation (“say-on-pay”); and (3) to ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of the Company for the fiscal year ending September 30, 2021.

Proposal 1:To elect three directors, each to serve for a three-year term expiring in 2024.

Nominee	For	Against	Abstain	Broker Non-Votes
William H. McGill Jr.	17,420,237	1,278,625	24,833	1,427,446
Charles R. Oglesby	17,862,880	852,228	8,587	1,427,446
Rebecca White	18,187,372	528,276	8,047	1,427,446

Proposal 2: To approve (on an advisory basis) the Company's executive compensation (“say-on-pay”).

For	Against	Abstain	Broker Non-Votes
18,244,309	467,171	12,215	1,427,446

Proposal 3: To ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the independent auditor of the Company for the fiscal year ending September 30, 2021.

For	Against	Abstain	Broker Non-Votes
20,080,067	63,858	7,216	0

Each of the director nominees (who stood for re-election) and proposals received the necessary votes in favor to be adopted by the Company’s shareholders at the Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarineMax, Inc.
	By:	/s/ Michael H. McLamb Name: Michael H. McLamb Title: Executive Vice President, Chief Financial Officer and Secretary
March 2, 2021